Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE                                    INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 19.6 PERCENT EARNINGS INCREASE
AND RECORD SALES IN THIRD QUARTER 2007

•	Diluted earnings per share increase to 56 cents
•	Earnings include $3.5 million LIFO credit and $13.5 million tax benefit

DEERFIELD, Ill., June 25, 2007 - Walgreen Co. (NYSE, NASDAQ: WAG) today reported a 19.6 percent net earnings increase in the third quarter of fiscal 2007.
With 352 new store openings (including 43 acquisitions) in the first nine months of the fiscal year, Walgreens is on track to reach its goal of opening 500 new stores in fiscal 2007, including more than 400 net new stores after relocations and closings. The company plans to surpass 500 store openings in 2008.
Net earnings for the quarter ended May 31 were up 19.6 percent to $561 million or 56 cents per share (diluted), from $469 million or 46 cents per share (diluted) in the same quarter a year ago. This year’s quarter includes a $13.5 million credit from the resolution of a multiyear state tax matter, compared to a $13.6 million tax credit in the year-ago quarter from the settlement of prior years’ federal tax matters. Walgreens also decreased its LIFO inflation index in the third quarter, resulting in a LIFO credit of $3.5 million this quarter versus a provision of $24.2 million in the year-ago period. The lower index reflects less inflation than anticipated among pharmacy inventories.
Net earnings for the nine months climbed 22.9 percent to $1.64 billion or $1.63 per share (diluted), versus last year’s $1.34 billion or $1.31 per share (diluted). This year’s nine-month earnings also benefited from the lower LIFO rate, while both this year’s and last year’s nine-month earnings include the previously mentioned tax benefits.

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“The growth opportunity we have ahead of us is exciting,” said CEO Jeffrey A. Rein. “With the first of 78 million baby boomers turning 65 in 2011, the demand for pharmacy services will get bigger and bigger. We intend to be the best-positioned pharmacy chain in the country to serve that need, and we’re on track to exceed our goal of 7,000 stores in 2010.”
Sales increased 12.5 percent to a record $13.7 billion for the third quarter and 14.5 percent to $40.3 billion for the first nine months. Total sales in comparable drugstores (those open more than a year) were up 7.8 percent in the quarter, while front-end comparable drugstore sales rose 5.6 percent.
Prescription sales, which accounted for 65.9 percent of total sales in the quarter, climbed 13.8 percent. Prescription sales in comparable drugstores rose 9.0 percent in the quarter, while the number of prescriptions filled in comparable drugstores increased 5.4 percent. Third party plans accounted for 94.8 percent of all prescription sales in the quarter.
For the most recently reported 52-week period, Walgreens increased its market share in 56 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.
“We’re now in our fourth consecutive year of front-end comparable store sales increases in excess of 5 percent,” said President Gregory D. Wasson. “Our store locations prove their worth every day by attracting customers looking for a convenient place to shop.”
Gross profit margins increased 84 basis points versus the year-ago quarter to 28.30 as a percent to sales, as both pharmacy and front-end margins showed improvement. While pharmacy margins increased with the growth in generic drug sales, some of that benefit was offset by an overall sales shift toward the pharmacy business, which carries lower margins than front-end merchandise. Margins on the front-end increased as a result of a shift in mix toward higher margin items. The lower LIFO inflation index in the quarter also helped gross profit margins.
Third quarter selling, occupancy and administration expenses increased 41 basis points from the previous year, from 21.65 to 22.06 as a percent to sales, primarily due to increases in store level salaries and expenses. The impact of new, lower-cost generic drugs, which slowed

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pharmacy sales growth by 5.1 percentage points and total sales growth by 3.4 percentage points in the quarter, continued to affect expense ratios.
Operating income for the third quarter increased 43 basis points over the previous year to 6.24 as a percent to sales.
In recent news, Walgreens also announced:
•  The official opening of its Anderson, S.C., distribution center, the first facility of its kind to employ a significant number of people with disabilities. More than 42 percent of the facility’s current workforce of about 275 employees has a physical or cognitive disability. Walgreens designed the facility, which will be 20 percent more efficient than the company’s previous generation of distribution centers, to employ a large number of people with disabilities while holding them to the same performance standards as all team members. The employees with disabilities earn the same pay and benefits as other employees for the same work.
•  Its acquisition of convenient care clinic operator Take Care Health Systems. Take Care Health has distinguished itself from other convenient clinic operators through an integrated approach to the patient’s long-term well-being, as well as providing prompt and accessible treatment. The clinics will form the core for the future expansion of a variety of patient-focused health care services. Walgreens plans an initial rollout of more than 400 convenient care clinics by the end of calendar 2008.
•  CEO Jeffrey A. Rein will become chairman, effective July 11, replacing David W. Bernauer, who will retire at that time from the board of directors. Rein will retain his CEO title, while Gregory D. Wasson replaced him on May 1 as president and chief operating officer.
At May 31, Walgreens operated 5,751 drugstores in 48 states and Puerto Rico, versus
5,251 a year ago.
For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, as amended, which Note is incorporated into this news release by reference.
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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006

Net sales	$ 13,698.3	$ 12,175.2	$ 40,340.5	$ 35,238.7

Costs and Deductions:
Cost of sales	9,821.1	8,832.0	28,851.9	25,433.7
Selling, occupancy and administration	3,022.4	2,635.6	8,941.4	7,734.7
	12,843.5	11,467.6	37,793.3	33,168.4
Other Income:
Interest income	11.2	15.6	32.0	32.4

Earnings before income tax provision	866.0	723.2	2,579.2	2,102.7
Income tax provision	304.8	254.0	934.4	764.4
Net earnings	$ 561.2	$ 469.2	$ 1,644.8	$ 1,338.3
Net earnings per common share-
Basic	$ .56	$ .46	$ 1.64	$ 1.32
Diluted	$ .56	$ .46	$ 1.63	$ 1.31

Dividends declared	$ .0775	$ .0650	$ .2325	$ .1950

Average shares outstanding	995.8	1,008.8	1,000.5	1,010.8
Dilutive effect of stock options	7.6	9.1	7.8	9.3
Average shares outstanding assuming dilution	1,003.4	1,017.9	1,008.3	1,020.1

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(PRELIMINARY AND UNAUDITED)
(In Millions Except Shares and Per Share Amounts)

SUBJECT TO RECLASSIFICATION	May 31,	May 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$ 567.4	$ 802.4
Short term investments - available for sale	190.7	1,000.8
Accounts receivable, net	2,003.6	2,041.5
Inventories	6,455.7	5,543.7
Other current assets	200.3	162.0
Total Current Assets	9,417.7	9,550.4
Property and Equipment, at cost, less accumulated depreciation and amortization	7,753.8	6,656.4
Other Non-Current Assets	772.8	234.9
Total Assets	$ 17,944.3	$ 16,441.7
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$ 3,709.0	$ 3,731.0
Accrued expenses and other liabilities	1,942.3	1,629.0
Income taxes	51.2	43.1
Total Current Liabilities	5,702.5	5,403.1
Non-Current Liabilities:
Deferred income taxes	114.3	177.6
Other non-current liabilities	1,226.1	1,071.7
Total Non-Current Liabilities	1,340.4	1,249.3

Shareholders' Equity	10,901.4	9,789.3

Total Liabilities and Shareholders' Equity	$ 17,944.3	$ 16,441.7

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(PRELIMINARY AND UNAUDITED)
(In Millions)

SUBJECT TO RECLASSIFICATION	Nine Months Ended
	May 31,	May 31,
	2007	2006

Cash flows from operating activities:
Net earnings	$ 1,644.8	$ 1,338.3
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	495.9	408.7
Deferred income taxes	(16.6)	(62.8)
Stock compensation expense	62.4	83.7
Income tax savings from employee stock plans	4.8	16.0
Other	26.9	48.5
Changes in operating assets and liabilities
Inventories	(377.4)	60.2
Trade accounts payable	(116.5)	807.4
Accounts receivable, net	58.1	(630.6)
Accrued expenses and other liabilities	193.9	123.9
Income taxes	48.5	(27.8)
Other	59.1	127.5
Net cash provided by operating activities	2,083.9	2,293.0

Cash flows from investing activities:
Purchases of short term investments - available for sale	(5,892.8)	(7,919.3)
Proceeds from sale of short term investments - available for sale	6,129.5	7,428.7
Additions to property and equipment	(1,252.1)	(907.2)
Disposition of property and equipment	31.3	17.1
Net proceeds from corporate-owned life insurance policies	5.7	9.2
Business and intangible asset acquisitions, net of cash received	(315.6)	(152.2)
Net cash used for investing activities	(1,294.0)	(1,523.7)

Cash flows from financing activities:
Stock purchases	(895.8)	(520.9)
Proceeds related to employee stock plans	205.1	187.9
Cash dividends paid	(233.2)	(197.3)
Bank overdrafts	(213.9)	-
Other	(4.6)	(13.4)
Net cash used for financing activities	(1,142.4)	(543.7)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(352.5)	225.6
Cash and cash equivalents at beginning of year	919.9	576.8
Cash and cash equivalents at end of period	$ 567.4	$ 802.4

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